United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of ePlus inc. (the “Company”) modified the ePlus inc. Executive Incentive Plan (the “Plan”), which was adopted on February 28, 2011, for the fiscal year beginning April 1, 2011, to clarify the manner in which the revenue and earnings before tax can be adjusted.  The Plan provides for the payment of performance-based cash incentive compensation to eligible executive employees and is described below.

The Plan is administered by the Committee, which has full authority to determine the participants in the Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.

The Committee will determine the corporate, unit and individual performance objectives to be achieved.  Awards in the form of annual cash payments will be based on the level of attainment of the applicable performance objectives.  The criteria upon which the performance goals shall be based will be determined at the discretion of the Committee.

The award amount payable is a percentage of base salary based on the level of attainment of the applicable performance goals as set forth in the participant’s award agreement.  The Committee may not waive or amend performance goals or increase the amount payable pursuant to Covered Awards (as defined in the Plan) after the performance goals have been established but has discretionary authority to reduce the amount that would otherwise be payable with respect to any award.  In the event it is determined that an award was paid based on incorrect financial results, the Committee may lower the payment, and to the extent permitted by applicable law, require the participant to reimburse the Company for any amount paid with respect to such an award.  Additionally, the Plan provides that cash payments are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated there under.  If a participant’s employment with the Company terminates due to death or disability, the Committee may in its discretion make a payment to the participant or his beneficiary, as the case may be, up to an amount equal to the value of the target award for the relevant performance period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date in which the participant’s employment with the Company terminated, and the denominator of which is the number of months in such performance period.

For the fiscal year ending March 31, 2012, the Committee has selected Phillip G. Norton (President and Chief Executive Officer), Bruce M. Bowen (Executive Vice President), Mark P. Marron (Chief Operating Officer), Elaine D. Marion (Chief Financial Officer) and Steven J. Mencarini (Senior Vice President) as participants in the Plan.  None of the awards to the participants are Covered Awards (as defined in the Plan).  The fiscal year 2012 performance criteria and their relative weights for Messrs. Norton, Bowen, Marron and Mencarini are as follows: company financial performance, 66.6%; and individual performance, 33.3%.  For Ms. Marion, the 2012 performance criteria are based 50% on company financial performance and 50% on individual performance.  The company financial performance will be based on the Company’s revenue and earnings before tax for the 2012 fiscal year as stated in the Company’s Form 10-K for such year.  Such revenue and earnings before tax may be adjusted to exclude the following: (i) the incentive compensation estimated in the Company’s budget, (ii) all items of income, gain or loss determined by the Committee to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, and (iii) any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2012 fiscal year.  The cash incentive compensation for fiscal year 2012 can range from 0% to a maximum of 50% of the participant’s base salary.

A complete copy of the Plan is filed with this Current Report as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	ePlus inc. Executive Incentive Plan, effective April 1, 2011, as amended

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: April 28, 2011